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                                                                     EXHIBIT 7.3


                                             October 27, 1999








Rite Aid Corporation
30 Hunter Lane
Camp Hill, PA 17011


Dear Sirs and Madams:

               Concurrently herewith, we are purchasing 3,000,000 shares of 8% convertible pay-in-kind preferred stock (the "Preferred Stock") of Rite Aid Corporation, a Delaware corporation ("Rite Aid"). In connection therewith, we agree that, until two years from the date hereof, we shall not, and shall cause each of our affiliates and Representatives not to, unless and until we shall have received the prior written invitation or approval of a maiority of directors of Rite Aid, directly or indirectly (i) acquire (other than in accordance with the rights, privileges and preferences of the Preferred Stock set forth in the Certificate of Designation relating thereto), agree to acquire or make any proposal to acquire any securities of Rite Aid or any of its subsidiaries, any warrant or option to acquire any such securities, any security (other than Preferred Stock distributed by Rite Aid as a payment in kind) convertible into or exchangeable for any such securities or any other right to acquire any such securities, (ii) seek or propose any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets or securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving Rite Aid or any of its subsidiaries, (iii) make, or in any way participate in, any "solicitation" of proxies or consents (whether or not relating to the election or removal of directors) within the meaning of Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to any common stock of Rite Aid or any of its subsidiaries, or seek to advise or influence any person with respect to the voting of any common stock of Rite Aid or any of its subsidiaries, or demand a copy of the stock ledger list of stockholders, or, except as provided in the Registration Rights Agreement by and between us and Rite Aid of even date herewith, any other books and records of Rite Aid or any of its subsidiaries, (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any common stock of Rite Aid or any of its subsidiar-

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October 27, 1999
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ies, (v) otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, Board of Directors or policies of Rite Aid or any of its subsidiaries, (vi) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other persons in connection with any of the foregoing, or make any investment in any other person that engages, or offers or proposes to engage, in any of the foregoing (it being understood that, without limiting the generality of the foregoing, we shall not be permitted to act as a joint bidder or co-bidder with any other person with respect to Rite Aid or any of its subsidiaries), or (vii) make any publicly disclosed proposal regarding any of the foregoing. We also agree during such period not to, and cause each of our affiliates and Representatives not to, make any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing, or request Rite Aid, directly or indirectly, to amend, waive or terminate any provision of this letter (including this sentence).

                As used herein, "Representatives" shall mean our subsidiaries and affiliates (as such term is used in Rule 12b-2 under the Exchange Act), and our, and our subsidiaries' and affiliates', directors, officers, employees, representatives and agents.

               You acknowledge that Leonard Green and Jonathan Sokoloff will be elected as directors of Rite Aid and that nothing in this letter is intended to interfere with such persons serving or acting in such capacity.

               This letter shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of Rite Aid and us. This letter embodies our active agreement and understanding and supersedes all prior agreements and understandings relating to the subject matter hereof. This letter shall be continued and enforced in accordance with and governed by the laws of the State of New York without regard to the principles regarding conflicts of laws.



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October 27, 1999
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               We represent that we are duly authorized to execute and deliver and perform our obligations under this letter and that the execution of this letter does not violate any contract or law or require any third party consents.

                                     Very truly yours,






                                     GREEN EQUITY INVESTORS III, L.P.

                                     By: Leonard Green & Partners, L.P.

                                             By: LGP Management, Inc.

                                             By: /s/ JONATHAN D. SOKOLOFF
                                                --------------------------------
                                                 Name:
                                                 Title:

Accepted as of the
date first written above:


RITE AID CORPORATION

By: /s/ ELLIOT S. GERSON
   ------------------------------
     Name:
     Title: